EXHIBIT 99.1

News Release

First Solar, Inc. Announces First Quarter 2013 Financial Results
Net sales of $755 million
Non-GAAP EPS of $0.69 per fully diluted share
GAAP EPS of $0.66 per fully diluted share
Cash and Marketable Securities of $1 billion
Maintains full-year 2013 guidance

TEMPE, Ariz., May 6, 2013 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the first quarter of 2013. Net sales were $755 million in the quarter, a decrease of $320 million from the fourth quarter of 2012 and an increase of $258 million from the first quarter of 2012.  The decrease in net sales from the fourth quarter of 2012 was primarily due to less revenue recognition from our systems business projects primarily related to the Topaz project, while the increase over the first quarter of 2012 was primarily due to higher sales volumes for third-party module sales and an increase in revenue from systems projects.

The Company reported first quarter net income per fully diluted share of $0.66, compared to $1.74 in the fourth quarter of 2012 and a loss of $5.20 in the first quarter of 2012, which included $444 million in pre-tax restructuring charges and costs in excess of normal warranty. The first quarter of 2013 was impacted by pre-tax restructuring charges of $2 million (reducing EPS by $0.03), compared to $25 million (reducing EPS by $0.30) in the fourth quarter of 2012. In both cases the pre-tax charges related to previously announced restructuring actions. The sequential decrease in earnings was primarily due to higher revenue recognition for Topaz in the fourth quarter of 2012, temporary construction delays at the AVSR project, and previously planned lower manufacturing utilization as the Company accelerated efforts to upgrade production lines, which is expected to enable the Company to achieve near term targets on its module cost and efficiency improvement roadmaps.

Cash and Marketable Securities at the end of the first quarter were approximately $1 billion, essentially unchanged compared to the end of the fourth quarter of 2012, and an increase of $262 million over the first quarter of 2012. Cash flows from operations were $66 million in the first quarter, compared to $328 million for the fourth quarter of 2012.

The Company also maintained its full year 2013 financial guidance as issued during the 2013 Analyst Day event held April 9, 2013. Copies of the presentation materials for both the Analyst Day event and the first quarter 2013 earnings call are posted in the Investor section of its website at www.firstsolar.com.

“We demonstrated progress on several fronts during the first quarter, including continued strengthening of our balance sheet and additions to our pipeline”, said Jim Hughes, CEO of First Solar. “We remain on track for the year and reaffirm our full-year 2013 financial guidance and are focused on achieving our goal of new bookings to shipments ratio of one-to-one.”

For a reconciliation of non-GAAP measures to measures presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see the tables below.

First Solar has scheduled a conference call for today, May 6, 2013 at 4:30 p.m. ET to discuss this announcement. Investors may access a live webcast of this conference call by visiting http://investor.firstsolar.com/events.cfm.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Friday, May 10, 2013 at 11:59 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 7149955. A replay of the webcast will be available on the Investors section of the Company's website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its module and systems technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the Company's business involving the Company's products, their development and distribution, economic and competitive factors and the Company's key strategic relationships and other risks detailed in the Company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

First Solar Investors
David Brady
+1 602 414-9315
dbrady@firstsolar.com

or

Ryan Ferguson
+1 602 414-9315
rferguson@firstsolar.com

First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$842,753	$901,294
Marketable securities	168,993	102,578
Accounts receivable trade, net	279,131	553,567
Accounts receivable, unbilled and retainage	480,131	400,987
Inventories	388,509	434,921
Balance of systems parts	135,374	98,903
Deferred project costs	617,540	21,390
Deferred tax assets, net	41,456	44,070
Assets held for sale	49,521	49,521
Note receivable affiliate	—	17,725
Prepaid expenses and other current assets	106,518	207,368
Total current assets	3,109,926	2,832,324
Property, plant and equipment, net	1,553,205	1,525,382
Project assets and deferred project costs	573,901	845,478
Deferred tax assets, net	321,420	317,473
Restricted cash and investments	286,325	301,400
Goodwill	68,833	65,444
Inventories	133,264	134,375
Retainage	188,681	270,364
Other assets	58,870	56,452
Total assets	$6,294,425	$6,348,692
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$209,019	$350,230
Income taxes payable	2,068	5,474
Accrued expenses	430,503	554,433
Current portion of long-term debt	61,106	62,349
Deferred revenue	2,614	2,056
Payments and billings for deferred project costs	778,651	94,535
Other current liabilities	49,480	32,297
Total current liabilities	1,533,441	1,101,374
Accrued solar module collection and recycling liability	228,779	212,835
Long-term debt	501,111	500,223
Payments and billings for deferred project costs	25,746	636,518
Other liabilities	331,366	292,216
Total liabilities	2,620,443	2,743,166
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 87,624,484 and 87,145,323 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	88	87
Additional paid-in capital	2,094,104	2,065,527
Accumulated earnings	1,588,875	1,529,733
Accumulated other comprehensive income (loss)	(9,085)	10,179
Total stockholders’ equity	3,673,982	3,605,526
Total liabilities and stockholders’ equity	$6,294,425	$6,348,692

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2013	March 31, 2012
Net sales	$755,205	$497,055
Cost of sales	585,879	420,310
Gross profit	169,326	76,745
Operating expenses:
Research and development	29,931	36,084
Selling, general and administrative	74,465	91,820
Production start-up	1,376	4,058
Restructuring	2,347	401,065
Total operating expenses	108,119	533,027
Operating income (loss)	61,207	(456,282)
Foreign currency gain (loss)	1,618	(984)
Interest income	4,947	2,911
Interest expense, net	(750)	(920)
Other expense, net	(833)	(1,211)
Income (loss) before income taxes	66,189	(456,486)
Income tax expense (benefit)	7,047	(7,070)
Net income (loss)	$59,142	$(449,416)
Net income (loss) per share:
Basic	$0.68	$(5.20)
Diluted	$0.66	$(5.20)
Weighted-average number of shares used in per share calculations:
Basic	87,206	86,507
Diluted	89,377	86,507

Non-GAAP Financial Measures

The non-GAAP financial measures included in the tables below are non-GAAP net income and non-GAAP net income per share, which adjust for Restructuring Expense. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company's operating performance. Our management uses these non-GAAP financial measures in assessing the Company's performance to prior periods and investors benefit from an understanding of these non-GAAP financial measures. The use of non-GAAP financial measures has limitations and you should not consider these performance measures in isolation from or as an alternative to measures presented in accordance with GAAP such as net income and net income per share.

Restructuring: Included in our GAAP presentation of operating expenses, restructuring costs represent asset impairment and related costs and severance and termination related costs primarily due to a series of restructuring initiatives intended to align the organization with our Long Term Strategic Plan including expected sustainable market opportunities and to reduce costs. We exclude restructuring costs from our non-GAAP measures because the asset impairment portion of the charges does not reflect our cash position or our cash flows from operating activities, and the restructuring charges overall do not reflect future operating expenses, are not indicative of our core operating performance, and are not meaningful in comparing to our past operating performance.

Three Months Ended March 31, 2013 (In thousands except per share data)
	GAAP	Restructuring		Non-GAAP
Income before income taxes	$66,189	$2,347		$68,536
Income tax expense	7,047	25	(1)	7,022
Net income	$59,142	$2,372		$61,514

Net income per fully diluted share (2)	$0.66	$0.03		$0.69

Weighted-average shares outstanding	89,377	89,377		89,377

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.

Three Months Ended December 31, 2012 (In thousands except per share data)
	GAAP	Restructuring		Non-GAAP
Income before income taxes	$170,574	$24,839		$195,413
Income tax (benefit) expense	16,396	(1,357)	(1)	15,039
Net income	$154,178	$26,196		$180,374

Net income per fully diluted share (2)	$1.74	$0.30		$2.04

Weighted-average shares outstanding	88,549	88,549		88,549

(1) Amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(2) Amount is calculated based upon Net income divided by Weighted-average shares outstanding. The sum of Net income per fully diluted share across the table may not equal the calculated amount due to rounding.